Exhibit 10.11

SERVICES AGREEMENT

THIS SERVICES AGREEMENT ("Agreement") is entered into effective as of June 1, 2009 (the “Effective Date”), by and between ARNO THERAPEUTICS, INC., a Delaware corporation ("ARNO") having a place of business at 4 Campus Dr., 2nd Floor, Parsippany, NJ 07054 and TWO RIVER CONSULTING, LLC, a Delaware limited liability corporation ("CONSULTANT"), having a business address at 689 Fifth Avenue, New York, NY 10022.

RECITALS:

WHEREAS, ARNO is a development stage biotechnology company that is developing certain pharmaceutical technologies for the treatment of selected cancers;

WHEREAS, CONSULTANT has substantial experience in the management and oversight of development stage biotechnology companies; and

WHEREAS, ARNO desires to retain the services of CONSULTANT and CONSULTANT is willing to provide such services.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained herein, the parties hereby agree as follows:

1.	Services.

1.1.
Services.  ARNO retains CONSULTANT and CONSULTANT agrees to provide Services to ARNO (the “Services”) as it may from time to time reasonably request, which shall include the Services set forth on Exhibit A attached to this Agreement.

1.2.
Performance. CONSULTANT agrees to render the Services to ARNO, or to its designee, (a) at such reasonably convenient times and places as ARNO may direct, (b) under the general supervision of ARNO, (c) on a “best efforts” basis, and (d) in compliance with all applicable government laws and regulations in the jurisdiction in which the Services are being conducted.  CONSULTANT represents and warrants that it has the necessary experience and knowledge to perform the Services.  CONSULTANT will comply with all rules, procedures and standards promulgated from time to time by ARNO with regard to CONSULTANT’s access to and use of ARNO’s property, information, equipment and facilities.  CONSULTANT agrees to furnish ARNO with written reports with respect to the Services if and when requested by ARNO.

1.3.
Third Party Confidential Information.  CONSULTANT agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other entity in connection with any of the Services.

1.4.
No Conflicts. CONSULTANT is under no contractual or other obligation or restriction that is inconsistent with CONSULTANT’s execution of this Agreement or the performance of the Services.  During the Term (defined below), CONSULTANT will not enter into any agreement, either written or oral, in conflict with CONSULTANT’s obligations under this Agreement.  CONSULTANT will arrange to provide the Services in such manner and at such times that the Services will not conflict with CONSULTANT’s responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship CONSULTANT has at any time with any third party.  Subject to the foregoing, nothing contained herein shall be deemed to restrict CONSULTANT or its directors, officers or employees from engaging in any business or from contracting with other parties for similar or different services.

2.	Compensation. In consideration for the Services rendered by CONSULTANT to ARNO, ARNO agrees:

2.1.
To pay CONSULTANT an amount equal to Fifty Thousand Dollars ($50,000.00) per month during the Term.   Undisputed payments will be made by ARNO within 30 days from ARNO’s receipt of CONSULTANT’s invoice.  Invoices will contain such detail as ARNO may reasonably require and will be payable in U.S. Dollars.

2.2.
ARNO shall reimburse CONSULTANT for all normal, usual and necessary expenses incurred by the CONSULTANT in performing the Services, including reasonable travel and entertainment, upon timely receipt by ARNO of appropriate vouchers or other proof of the CONSULTANT’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by ARNO.

3.	Term and Termination.

3.1.
Term.  This Agreement will commence on the Effective Date and continue for a period of one (1) year from the Effective Date (the “Term”), unless sooner terminated pursuant to the express terms of this Section 3 or extended by mutual agreement of the parties.  The Term may be extended for additional periods upon the mutual written agreement of ARNO and CONSULTANT.

3.2.	Termination Either ARNO or CONSULTANT may terminate this Agreement for any reason upon 30 days prior written notice to the other party.

3.3.
Effect of Expiration/Termination.  Upon expiration or termination, neither ARNO nor CONSULTANT will have any further obligations under this Agreement, except the liabilities accrued through the date of termination.  Upon expiration or termination, and in any case upon ARNO’s request, CONSULTANT will return immediately to ARNO all tangible Confidential Information, including all copies and reproductions thereof, except for one (1) copy which may be retained solely for archival purposes.  In the event this Agreement is terminated by either party pursuant to Section 3.4 or by CONSULTANT pursuant to Section 3.2, then all unvested portions of the Options shall accelerate and be deemed vested as of the effective date of such termination.

4.	Confidentiality.

4.1.
Definition.  “Confidential Information” means all trade secrets and confidential or proprietary information owned, possessed or used by ARNO, learned of by CONSULTANT or developed by CONSULTANT in connection with the Services, whether or not in written form, including but not limited to data, know-how, unpublished findings, compounds, product information, processes, patent applications, business plans and strategies, financial data, proprietary software, technology under development, and marketing information, regardless of whether such disclosures are marked or otherwise designated as “Confidential,” or if such confidential information is disclosed in non-written form, such disclosure shall be identified as Confidential Information when first disclosed; and (b) any information, software, or other materials created by the CONSULTANT including any part of the information described in clause (a) of this sentence.

4.2.
Obligation.  CONSULTANT agrees that during the course of the Term and for a period of five (5) years thereafter, it will keep in strictest confidence and will not disclose or make accessible to any other person without the prior written consent of ARNO, ARNO’s Confidential Information.

4.3.
Exclusion.  Confidential Information does not include information that (a) is in the public domain or which becomes part of the public domain through no wrongful act on CONSULTANT’s part but only after it becomes so publicly known, (b) is already in CONSULTANT’s possession at the time of disclosure by ARNO, other than by previous disclosure by ARNO, as evidenced by written or electronic records, or (c) that becomes known to CONSULTANT through disclosure by a third party having the right to disclose the information, as evidenced by written or electronic records. In addition, the CONSULTANT may disclose Confidential Information to the extent such information is required to be disclosed by law, regulation or order of a court of competent jurisdiction or regulatory authority, provided that CONSULTANT shall promptly notify ARNO when such requirement to disclose arises, and shall cooperate with ARNO so as to enable ARNO to: (1) seek an appropriate protective order; and (2) make any applicable claim of confidentiality in respect of such  Confidential Information; and provided, further, that CONSULTANT shall disclose Confidential Information only to the extent required by the protective order or other similar order, if such an order is obtained, and, if no such order is obtained, the receiving party shall disclose only the minimum amount of such Confidential Information required to be disclosed in order to comply with the applicable law, regulation or order.

5.
Insider Trading.  ARNO is a public company that is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, and as such, in the course of his duties hereunder, CONSULTANT may receive from ARNO or others information that may be considered material, nonpublic information concerning.  Accordingly, CONSULTANT agrees NOT to:

5.1.	buy or sell any security, option, bond or warrant while in possession of relevant material, nonpublic information received from ARNO or others in connection herewith; or

5.2.
provide any person with material, nonpublic information, received from ARNO, including any relative, associate, or other individual who intends to, or may, (i) trade securities with respect to ARNO which is the subject of such information, or (ii) otherwise directly or indirectly benefit from such information.

CONSULTANT agrees to comply with ARNO’s insider trading policies in effect from time to time.

6.	Inventions.

6.1.
Definition.  CONSULTANT will promptly disclose in confidence to ARNO all inventions, discoveries, improvements, ideas, designs, processes, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, research and creations (whether or not patentable or subject to copyright or trade secret protection) that CONSULTANT makes, conceives or reduces to practice, either alone or jointly with others, and that result from the performance of the Services (“Inventions”).

6.2.
Ownership.  All Inventions will be the exclusive property of ARNO.  For purposes of the copyright laws of the United States, all Inventions will constitute “works made for hire”, except to the extent such Inventions cannot by law be “works made for hire”.  To the extent Inventions have not been previously assigned to ARNO, CONSULTANT hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to ARNO, without further compensation, all right, title and interest in and to all Inventions and any and all related patents, patent applications, copyrights, copyright applications, trademarks, trade names, trade secrets and other proprietary rights in the United States and throughout the world.  CONSULTANT agrees to cause its employees and other personnel performing Services to assign all Inventions to ARNO.

6.3.	Records. CONSULTANT shall make and maintain adequate and current written records of all Inventions, which records shall be available to and remain the property of ARNO at all times.

7.	Liability & Indemnity

7.1.
Disclaimer of Warranty.  CONSULTANT makes no express or implied representations, warranties or guarantees relating to the Services or the quality or results of Services to be performed under this Agreement.  CONSULTANT will provide the Services with reasonable care and skill; provided, however, that CONSULTANT shall not be liable to ARNO or any other person for any loss, damage or expense which may result therefrom or from any change in the manner in which CONSULTANT renders the Services, so long as CONSULTANT deems such change necessary or desirable in the conduct of its own operations. CONSULTANT shall not be liable to ARNO for the consequences of any failure or delay to perform any of CONSULTANT's obligations under this Agreement, other than for damages arising from CONSULTANT's gross negligence or willful misconduct; provided, however, that CONSULTANT shall provide reasonably prompt notice to ARNO of such liability and the reasons therefor.

7.2.
Indemnification.  ARNO hereby agrees to indemnify CONSULTANT and its officers, directors, employees (“Indemnitees”) and protect, defend, save and hold each Indemnitee harmless from and against, on an after-tax basis, any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (“Loss”) arising from any claim, demand, assessment, action, suit or proceeding (“Claim”) of whatever kind or nature, including, without limitation, any claim or liability based upon negligence, warranty, strict liability, violation of government regulation or infringement of patent or other proprietary rights, arising from, in connection with or occurring as a result of this Agreement and any and all transactions contemplated hereby; provided that if such Loss or Claim arises in whole or in part from the gross negligence or intentional misconduct of an Indemnitee, then the amount of the Loss that ARNO shall indemnify CONSULTANT for shall be reduced by an amount in proportion to the percentage of CONSULTANT’s responsibilities for such Loss as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the parties.  Additionally, ARNO shall indemnify, defend, and hold harmless each Indemnitee for any and all Loss and Claims made or brought (whether successfully or otherwise) within the relevant limitation period by or on behalf of subjects taking part in a clinical study being conducted by ARNO seeking damages for personal injury (including death), directly caused or attributed to any substance dispensed or administered in accordance with the provisions of a clinical protocol to which the subjects would not have been exposed but for their participation in such study

7.3.	Obligations of the Parties. Each Indemnitee seeking indemnification under this Section must:

7.3.1.	promptly notify ARNO of any such Claims against it.

7.3.2.
authorize and permit the ARNO to conduct and exercise sole control of the defense and disposition (including all decisions relative to litigation, appeal or settlement) of such Claims (including access to pertinent records and documents and provision of relevant testimony) and to determine the scope of its obligations hereunder.

7.3.3.
subject to the foregoing, be permitted to participate in the defense of any such Claims at its own cost and expense and, notwithstanding the foregoing, the Indemnitee’s consent shall be required for any settlement involving injunctive or other equitable relief against it, its assets, employees or business, which consent shall not be unreasonably withheld or delayed.

7.4.
Notice of Claim.  Each Indemnitee will tender to ARNO the defense of any Claim by giving ARNO notice of such Claim (including a copy of any such Claim served upon indemnitee), within 10 business days after such Claim was served upon Indemnitee; provided, however, that the failure of a party to provide notice within the specified time period will not relieve ARNO from its obligations hereunder except to the extent it has been prejudiced by the failure to give timely notice. ARNO shall defend Indemnitee from any Claim so tendered to it at its sole cost and expense and shall keep Indemnitee informed as to the progress of its defense and disposition (including without limitation, settlement, litigation or appeal) or any such Claims.

7.5.	Limitations of liability.

7.5.1.
Neither party shall be liable to the other for loss, damage, or liability in respect of loss of profits, business or revenue loss, special, indirect or consequential loss (even if foreseeable or in the contemplation of either party).

7.5.2.	ARNO shall be responsible for any errors or omissions made by its own employees in connection with its performance of its obligations pursuant to this Agreement.

7.5.3.
CONSULTANT shall be responsible for liabilities arising from errors or omissions made by it in the transmission of information to ARNO, and ARNO shall be entitled to assume the accuracy of all information transmitted to it by CONSULTANT, and to rely on such information, for all purposes under this Agreement.

7.5.4.
CONSULTANT shall not be responsible for a failure to meet its obligations under this Agreement to the extent caused by the following: (a) materially inaccurate data submitted by ARNO; (b) any failure by ARNO to meet its obligations stated in this Agreement; (c) any failure of equipment, facilities or services not controlled or supplied by CONSULTANT. It is understood that CONSULTANT shall not be liable to ARNO nor be deemed to have breached this Agreement for delays arising from ARNO’s failure to timely provide such required data, documents, materials or information, in order for CONSULTANT to perform the Services in accordance with agreed upon timelines or deadlines.  ARNO acknowledges that if such delays occur, then performance of the Services by CONSULTANT shall be extended by the length of time of such delays.

7.5.5.
In no event will CONSULTANT have any liability, whether based in contract, tort (including, without limitation, negligence) warranty or any other legal or equitable grounds as a result of data, documents, information, materials, or the like received from ARNO for use by CONSULTANT in the performance of the Services.

7.6.	Personal Injury. Nothing herein shall purport to exclude or restrict liability of either party for death or personal injury howsoever occasioned.

7.7.
Maintenance of Insurance.   ARNO shall at all times obtain and maintain insurance of a type and amount adequate to cover all loss, damage, liability or costs in respect of which it is liable to indemnify Indemnitees under the provisions of this Section and shall not do or omit any act, matter or thing which may prejudice or render voidable any such insurance.

7.8.	Survival of Obligations. The terms of this Section 7 and the parties’ obligations hereunder shall survive termination or expiration of this Agreement.

8.
Independent Contractor.  In undertaking to perform its Services hereunder, CONSULTANT is doing so as an independent contractor, and nothing in this Agreement shall be construed as creating any relationship of partnership, joint venture or agency as and between the parties hereto. No relationship of employer or employee shall arise or be created under this Master Agreement as and between ARNO and CONSULTANT and/or any personnel engaged by CONSULTANT to perform the Services (“CONSULTANT Personnel”). CONSULTANT Personnel shall not be eligible for any ARNO employee benefits, nor shall ARNO be obliged to make any deductions from CONSULTANT’S fees for taxes, such taxes being the sole responsibility of CONSULTANT. Neither party shall have any authority by virtue of this Agreement to contract or otherwise act on behalf of the other.

9.	Governing Law; Dispute Resolution.

9.1.
Governing Law. This Agreement and the rights and obligations of both parties shall be governed and construed in accordance with the laws of the State of New York, without giving effect to its choice of law or conflict of laws rules.

9.2.
Dispute Resolution.  The appropriate managers or other designated individuals representing both parties shall meet and attempt in good faith to settle any dispute, claim or controversy arising out of or relating to the interpretation, performance or breach of this Agreement (the “Dispute”).  However, if such representatives fail to resolve the Dispute within 10 business days (the “Initial Period”), then such Dispute shall be referred for resolution to a designated senior executive of each party who has the authority to settle the Dispute but who is not directly involved in the Dispute.  At the conclusion of the Initial Period, the disputing party invoking this dispute resolution procedure shall give written notice to the other party and the receiving party shall, within 10 business days submit a written response.  The notice and response shall include:  (a) a statement of that party’s position and a summary of evidence and arguments supporting its position; and (b) the name and title of the senior executive who shall represent the party.  The designated senior executive of each party shall attempt in good faith to settle such Dispute within 30 days from the date the disputing party receives the above written response. Notwithstanding anything herein to the contrary, nothing in this Section 9 shall preclude either party from seeking interim or provisional relief, including, without limitation, a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute if necessary to protect the interests of such party.

9.3.
Arbitration. All Disputes between CONSULTANT and ARNO arising from their dealings under this Agreement (either during or after the term of this Agreement) and not resolved by the methods defined in Section 9.2 of this Agreement, shall be settled by binding Arbitration in the State of New York, borough of Manhattan under the rules of the American Arbitration Association.

10.	General Provision.

10.1.
Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party except in the event of a purchase, sale, merger or other or transfer of all, or substantially all of the business assets of such party.

10.2.
Subcontracting. CONSULTANT shall be entitled to use agents and subcontractors in the provision of Services under this Agreement, provided that CONSULTANT will be responsible for the acts and omissions of such agents and subcontractors as if the Services were performed by CONSULTANT.

10.3.
Notices. Any notice or other communication to be given under this Master Agreement shall be in writing and shall be delivered personally or sent by first-class pre-paid U.S. Mail, overnight delivery service or facsimile transmission (confirmed by first-class pre-paid U.S. Mail) addressed as follows:

If to ARNO:
Brian Lenz
Chief Financial Officer
4 Campus Dr., 2nd Floor
Parsippany, NJ 07054
Phone: 862-703-7175
FAX:   973-267-0101

If to CONSULTANT to:
Two River Consulting, LLC
Attn.:  President
689 5th Avenue, 12th Floor
New York, NY 10022
Phone: 212-871-7900
FAX:   212-871-7929

or to such other designation as either party may hereafter notify the other in accordance with other provisions in this Section. This Notices section is not intended to govern day-to-day business communications necessary for the performance of routine duties arising under a separate Project Contract.

10.4.	Delivery. All such notices or other communications shall be deemed to have been served as follows:

10.4.1.	if delivered personally, at the time of such delivery; or

10.4.2.	if sent by first-class pre-paid U.S. Mail, three business days (Saturday, Sundays and Bank or other public holidays excluded) after being postmarked; or

10.4.3.	if sent by overnight delivery service, the next business day; or

10.4.4.	if sent by facsimile three business days after the postal confirmation has been postmarked.

10.5.
Modification and Waiver.  No modification of this Agreement shall be deemed effective unless in writing and signed by each of the parties hereto, and no waiver of any right set forth herein shall be deemed effective unless in writing and signed by the party against whom enforcement of the waiver is sought.

10.6.
Survival.  The expiration or earlier termination of this Agreement, (howsoever caused) shall not affect any of the terms, provisions, representations or warranties hereof, including, but not limited to, Sections 4, 5, 6, 7, 9 and 10, which are expressed to continue after such expiration or termination, nor shall any such expiration or termination affect the rights or obligations of either party hereto in respect of any antecedent breach of this Agreement.

10.7.
Severability.  If any provision of this Agreement or portion thereof is held to be unenforceable or invalid by a court of competent jurisdiction, the validity and enforceability of the enforceable portion of any such provision and/or the remaining provisions shall not be affected thereby.

10.8.
Integration of Agreement.  This Agreement represents the entire agreement between the parties and supersedes all prior negotiations, representations or agreements, written or oral, regarding the terms described herein. All exhibits, Schedules and addenda attached hereto shall be deemed to be fully incorporated into this Agreement.

10.9.	Descriptive Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.

10.10.
Force Majeure.  Neither party shall be liable for any failure to perform or delay in performing any obligations under this Agreement if such failure or delay is due to fire, flood, earthquake, strike or any other industrial disturbance, war (declared or undeclared), embargo, blockade, legal prohibition, riot, insurrection or any other cause beyond the control of such defaulting party preventing or delaying the performance of such obligations; provided that such obligations shall be performed immediately upon the termination of such cause and provided further that in the event of such failure or delay continuing for more than two (2) months either party may, without incurring liability to the other, terminate this Master Agreement immediately by written notice to the other party.

10.11.
Use of Name.  Each party, on behalf of itself, its employees and agents, agrees not to use the name of the other party or its employees or agents in any publication, promotional material or other written or oral statement for public distribution, relative to the subject matter or existence of this Agreement, except as otherwise required by applicable law, regulations, guidelines and standards or previously consented to in writing by the other party.

10.12.
Governing Law.    Any litigation commenced under this Agreement shall be resolved in the trial courts of New York County, State of New York. The prevailing party in any legal proceeding to enforce this Agreement shall be entitled to recover its reasonable attorneys’ fees and costs of litigation.

10.13.
Counterparts.  This Agreement may be executed in two (2) counterparts each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. This Agreement shall not be binding until CONSULTANT receives a signed original from ARNO.

10.14.
Transfer of Electronic Data.  Notwithstanding any provision herein to the contrary, the parties acknowledge that any information of ARNO that will be transmitted electronically to CONSULTANT will be done so in a format dictated by ARNO unless otherwise stated.  CONSULTANT is under no obligation to verify or confirm how ARNO’s information will be transmitted electronically to CONSULTANT.

10.15.
No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date and year first above written.

ARNO THERAPRUTICS, INC.

By:	/s/ Brian Lenz
Name:	Brian Lenz
Title:	Chief Financial Officer

TWO RIVER CONSULTING, LLC

By:	/s/ Scott Navins
Name:	Scott Navins
Title:	Vice President – Finance

EXHIBIT A
Services

Executive Management
•	Mr. David Tanen to serve as President and CEO
•	Management of ARNO employees and consultants
•	Review, design and execution of corporate and development strategy
•	Preparation and presentation of materials to the Board of Directors
•	Investor relations

Operations
•	Identification, selection and management of vendors and consultants to implement drug development strategy, including clinical, preclinical, manufacturing & controls, and regulatory activities
•	Guide, review work product and provide sign-off on global clinical operations activities, central laboratories, biostatistics, and clinical study report writing
•	Manage drug distribution logistics and other CMC activities
•	Compile and review interim clinical study data for medical review and for corporate presentations
•	Manage regulatory interactions and strategy

Business Development
•	Review, preparation and presentation of materials to potential partners
•	Representation of ARNO at conferences
•	Lead partnering process

Medical
•	Review of study design, endpoints and patient data
•	Guide strategy for competitive positioning of products
•	Interacting with thought leaders and members of the scientific advisory board(s)

General & Administrative
•	Provide legal review for contracts and other documents
•	Processing of invoices and management of accounts payable
•	General accounting/finance oversight
•	Archival of reports, data and contracts